Exhibit 99.1

Clearwater Analytics Appoints Lisa Jones to its Board of Directors

Asset Management Veteran Brings Significant Industry Experience

BOISE, Idaho, Sept. 20, 2022 — Clearwater Analytics (NYSE: CWAN), a leading provider of SaaS-based investment accounting, reporting, and analytics solutions, today announced that Lisa Jones, asset management veteran and Head of the Americas, President and Chief Executive Officer of Amundi US, Inc., has been appointed to the company’s Board of Directors and will serve as a member of its Audit Committee.

Lisa Jones holds over 30 years of experience developing and building asset management businesses in the global financial services sector. Her career has focused on leading growth initiatives across new regions, client segments, and enterprise expansion, and she has a demonstrated record of improving business and financial results for organizations. In addition to her role as Head of the Americas, President, and CEO of Amundi US, Inc., she is also President of Amundi Distributor, Inc., head of the US Executive Committee and US Management Committee, and member of the Global Executive Committee. Amundi US, Inc. is the US business of Amundi, one of the world’s ten largest asset managers by assets under management ($2.012 trillion as of June 30, 2022).

“We’re thrilled to welcome Lisa Jones to the Board,” said Sandeep Sahai, CEO at Clearwater Analytics. “She has led and scaled companies in the asset management sector serving markets in the U.S., Europe, and Asia. Her unique leadership serving as CEO at Amundi US and her significant experience integrating several complex investment businesses post-acquisition is an ideal fit for Clearwater. Her valuable leadership experience will strengthen our board’s perspective as we drive toward our next phase of growth. I look forward to working alongside Ms. Jones on our Board.”

Ms. Jones holds deep expertise in the financial services and asset management sector serving markets all over the world, with past roles such as President and CEO at Pioneer Investments, Managing Director and Global Head of Distribution at Morgan Stanley Investment Management, Head of Institutional Business at Eaton Vance Corporation, and President of the Institutional Division at MFS Investment Management. A champion for women and diversity, Ms. Jones also received the Top Women in Asset Management Award from Money Management Executive twice, in 2016 and 2020. She holds a degree in Economics from Trinity College.

“I’m enthusiastic about joining Clearwater Analytics during this time of growth and expansion across Europe and across the globe. I believe Clearwater is radically transforming investment accounting for the most sophisticated institutional investors around the world,” said Ms. Jones. “I’m grateful for the opportunity to join the company’s Board of Directors and share the company’s commitment to creating exceptional value for its clients and employees, while making a positive impact on the communities where Clearwater operates.”

About Clearwater Analytics

Clearwater Analytics is a global industry-leading SaaS solution for automated investment data aggregation, reconciliation, accounting, compliance, risk, performance, and reporting. Each day, the Clearwater solution reports on more than $5.9 trillion in assets for clients that include leading insurers, asset managers, corporations, pension plans, governments, and nonprofit organizations – helping them make the most of their investment portfolio data with a world-class product and client-centric servicing. Investment professionals around the globe trust Clearwater to deliver timely, validated investment data and analytics. Additional information about Clearwater can be found at clearwateranalytics.com, LinkedIn, and Twitter.

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Media Contact:

Susan Ganeshan, Clearwater Chief Marketing Officer | +1 208-433-1200 | press@clearwateranalytics.com